Exhibit 4.98

English translation

This Exclusive Technology Development, Consulting and Service Agreement (the "Agreement") is signed by the following parties on January 17, 2019:

A.

Haishaman (Shanghai) Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: No. 24, Yangxin East Road, Pudong New District, Shanghai ("Party A");

B.

Shanghai Ruogu Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: Room 1201-D22, No. 18 Guobin Road, Yangpu District, Shanghai ("Party B").

In this Agreement, Party A and Party B are collectively referred to as the "Parties" and each is referred to as a "Party".

Recitals:

1.	Party A is a wholly foreign-owned enterprise established in the People's Republic of China (the "PRC") with resources and qualifications for technology development, consulting and services;

2.

Party A agrees to provide Party B with technical development, consulting and related services, and Party B agrees to accept the technical development, consulting and related services provided by Party A.

After friendly negotiation, the two parties reached a consensus on providing technical consultation and related services. To clarify the rights obligations of both parties, the parties enter into this agreement for mutual compliance.

Article 1 Technology Development, Consulting and Services; Sole and Exclusive Rights

1.

During the term of this Agreement, Party A agrees to provide Party B with relevant technology development, consultation and services as Party B's technology development, consultation and service provider according to the conditions of this Agreement (see the attachment for details).

2.

Party B agrees to accept the technical development, consultation and services provided by Party A. Party B further agrees that, unless with the prior written consent of Party A, during the term of this Agreement, Party B shall not accept the same or similar technology development, consultation and services provided by any third party for the above-mentioned business.

3.

For all rights and interests arising from the performance of this Agreement, including but not limited to ownership, intellectual property rights such as copyrights, patent rights, technical secrets, trade secrets and others, whether developed by Party A or Party B based on Party A's original intellectual property rights, Party A shall be entitled to sole and exclusive rights.

Article 2 Calculation and Payment of Fees

1.

Both parties agree that Party B shall pay Party A the technical development, consulting and service fees (the "Consulting Service Fees") under this Agreement on a quarterly basis, and the Consulting Service Fees shall be determined by both parties according to the actual service content. In principle, the Consulting Service Fees shall be the balance of Party B's total income deducting all expenses, but the two parties may negotiate to determine the specific amounts otherwise. Party B shall notify Party A within thirty (30) days at the end of each quarter, provide Party B's management statements and operating data for such quarter, including Party B's net income for such quarter.

2.	The amount of the Consulting Service Fees shall be determined based on the following factors:

(a)	The difficulty of technology development and the complexity of consulting and management services;

(b)	The time required for Party A to provide such technical development, consulting and management services; and

(c)	The specific content and business value of technology development, consulting and management services.

3.

The Consulting Service Fees shall be the amounts as approved by Party A and the board of directors of Party A’s overseas ultimate controlling parent company, Mangatoon Inc. (the "Overseas Company”), which shall include the consent from directors appointed by the preference shareholders of the Overseas Company (“Investor Director”)). Any adjustment and change of Consulting Service Fees shall be approved by Party A and the board of directors of the Overseas Company (which should include the consent of the Investor Director).

4.

Within thirty (30) days following the end of each year, Party B shall provide Party A with the financial statements and all operating records, business contracts and financial information of the year. If Party A questions the financial materials provided by Party B, it may appoint a reputable independent accountant to audit the relevant material, and Party B shall cooperate.

Article 3 Representations and Warranties

1.	Party A hereby represents and warrants as follows:

(a)	Party A is a company legally established and validly existing in accordance with the PRC laws.

(b)

Party A signs and performs this agreement within its corporate power and business scope; it has taken necessary corporate actions and proper authorization and obtained the consent and approval of third parties and government departments, which does not violate limitations by laws and contracts which are binding or affecting it.

(c)	This Agreement once executed, will constitute legal, valid, binding and enforceable obligations on Party A in accordance with the terms of this Agreement.

2.	Party B hereby represents and warrants as follows:

(a)	Party B is a company legally established and validly existing in accordance with the PRC laws.

(b)

Party B signs and performs this agreement within its corporate power and business scope; it has taken necessary corporate actions and proper authorization and obtained the consent and approval of third parties and government departments, which does not violate limitations by laws and contracts which are binding or affecting it.

(c)	This Agreement once executed, will constitute legal, valid, binding and enforceable obligations on Party B in accordance with the terms of this Agreement.

Article 4 Confidentiality

1.

The parties acknowledge that any oral or written information they exchange in connection with this Agreement is confidential (the "Confidential Information"). Each party shall keep all such Confidential Information confidential and shall not disclose any Confidential Information to any third party without the written consent of the other party, except in the following cases: (a) the public know or will know such Confidential Information (but not disclosed to the public by the recipient); (b) Confidential Information required to be disclosed by applicable law or the rules or regulations of any stock exchange; or (c) Confidential Information needs to be disclosed to their legal or financial advisors of any party in connection with the transactions under this Agreement, and such legal advisors or financial advisors are also bound by obligations of confidentiality similar to those in this section. Disclosure of any Confidential Information by staff or agencies employed by any Party shall be deemed to be disclosure of such Confidential Information by such Party, and such Party shall be liable for any breach of this Agreement.

2.	Both parties agree that this clause will continue to be effective regardless of whether this Agreement is modified, cancelled or terminated.

Article 5 Indemnification

Party B shall indemnify Party A in full for any loss, damage, obligation and/or expense as required by Party A resulting from any lawsuits, claims or other requests arising from or incurred by the content of technology development, consultation and services requested by Party B, and hold Party A harmless from any damage and losses caused by Party B’s behaviors or any third party’s claims for Party B’s behaviors, except for the aforementioned lawsuits, claims or other requests caused by Party A's willful conduct or gross negligence.

Article 6 Effectiveness and Term

This Agreement is signed on the date indicated at the beginning of the text and takes effect at the same time. Unless the parties agree in writing to terminate this Agreement, this Agreement will continue to be effective.

Article 7 Termination

1.	Termination on Expiry Date

This Agreement shall be terminated on the expiry date unless renewed in accordance with the relevant provisions of this Agreement.

2.	Early Termination

During the term of this Agreement, this Agreement shall not be terminated in advance unless Party A becomes bankrupt or legally dissolved or terminated; If Party B goes bankrupt or is legally dissolved and terminated before the expiration date of this Agreement, this Agreement shall be automatically terminated. Notwithstanding the terms above, Party A always has the right to terminate this Agreement at any time by giving Party B a written notice thirty (30) days in advance.

3.	Terms after Termination

After the termination of this Agreement, the rights and obligations of both parties under Articles 4, 5 and 8 will continue to be effective.

Article 8 Disputes Resolution

1.

In the event of a dispute between both parties regarding the interpretation and performance of the clauses under this Agreement, both parties shall negotiate and resolve the dispute in good faith. If within thirty (30) days after one party sending the other party a written notice requesting a negotiated settlement, both parties have not reached an agreement to resolve the dispute, either party may submit the relevant dispute to the Beijing Arbitration Commission for arbitration in accordance with its then-effective arbitration rules. The place of arbitration is Beijing; the language of arbitration shall be Chinese. The arbitral award shall be final and binding on both parties.

Article 9. Force Majeure

1.

The "Force Majeure Event" means any event beyond the reasonable control of the party and which is unavoidable with the reasonable care of the affected party, including but not limited to, government actions, natural forces, fires, explosions, storms, floods, earthquakes, tides, lightning or war. However, lack of credit, funds or financing shall not be deemed to be a matter beyond the reasonable control of the party. A party that is affected by a Force Majeure Event and seeking to be exempted for liabilities from performance under this Agreement shall notify the other party of such Force Majeure Event as soon as possible, and inform the other party of the steps to be taken to complete the performance.

2.

When the performance of this Agreement is delayed or hindered by force majeure as defined above, the party affected by the force majeure shall not bear any liabilities under this Agreement to the extent that it is delayed or hindered. The party affected by force majeure shall take appropriate measures to reduce or eliminate the effects of force majeure, and shall endeavor to resume the performance of obligations delayed or hindered by force majeure. Once the Force

Majeure Event is eliminated, both parties agree to use their best efforts to resume the performance of this Agreement.

Article 10 Notification

Unless there is a written notice to change the address listed below, notices under this Agreement shall be delivered by hand or by registered mail to the address listed below. If the notice is sent by registered mail, the date of receipt recorded on the return receipt of the registered mail shall be the date of delivery; if it is sent by personal delivery, the date of sending the notice shall be the date of delivery:

Party A: Haishaman (Shanghai) Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai

Telephone: ***

Mail: ***

Attention: ***

Party B: Shanghai Ruogu Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai

Telephone:***

Mail:***

Attention: ***

Article 11 Assignment

Party B shall not assign its rights and/or obligations under this Agreement to any third party unless having obtained Party A’s prior written consent.

Article 12 Severability

If any provision under this Agreement is invalid or unenforceable due to its inconsistency with relevant laws, such provision shall be invalid or unenforceable only within the relevant jurisdiction and shall not affect the legal validity of other provisions of this Agreement.

Article 13 Amendments and Supplements to the Agreement

Both parties make amendments and supplements to this Agreement shall be in a form of written agreement. Amendments and supplements to this Agreement signed by both parties are an integral part of this Agreement and have the same legal effect as this Agreement.

Article 14 Governing Law

This Agreement shall be governed by, enforced and construed in accordance with the PRC laws.

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Party A:

Haishaman (Shanghai) Information Technology Co., Ltd.

/seal/ Haishaman (Shanghai) Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative

Party B:

Shanghai Ruogu Information Technology Co., Ltd.

/seal/ Shanghai Ruogu Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative